Exhibit 10.25

January 26, 2009

Mr. John Scully

Sycamore Networks, Inc.

220 Mill Road

Chelmsford, MA 01824

RE: Relocation Offer and Agreement

Dear John:

I am pleased to acknowledge your desire to relocate to the Dallas, Texas area in order to locate closer to the Company’s key customers while continuing to lead Sycamore’s (“Sycamore” or the “Company”) ongoing worldwide sales effort. In that light, and further to our discussions regarding this matter, this letter contains the terms and conditions and outlines the expenses that the Company will reimburse or pay with respect to your relocation.

Sycamore will reimburse you and/or pay for the following expenses related to your move:

•

Transportation to New Location: Sycamore will purchase on your behalf and on behalf of your immediate family members, one-way coach class airfare from the greater Boston, Massachusetts area to the greater Dallas, Texas area at the time of your move to Dallas, Texas.

•

Shipping of Household Goods: Sycamore will pay, based upon documented costs, for a Company approved mover to pack, load and deliver your household goods to your new home in the greater Dallas, Texas area.

•	Household Goods Insurance: Sycamore will reimburse you on a tax gross up basis for insurance for the full replacement value (up to $125,000 of value) of your personal property while in transit.

The aggregate estimated expenses to be reimbursed by the Company, including, where applicable on a tax gross up basis, is approximately $32,000. Any expenses that are not specifically listed above require the pre-approval of the Chief Executive Officer and the Chief Financial Officer. It is your responsibility to provide Sycamore with all applicable receipts and documents in support of qualifying expenses within 30 days of household relocation. Please use the Relocation Expense Form found in SycamoreWorld under Payroll and Travel. You are encouraged to consult a tax advisor regarding the tax treatment of your relocation expenses, as there are certain expenses that may or may not be taxable.

This arrangement to assist you in your relocation efforts will expire and be of no force and effect as of June 30, 2009.

Nothing contained herein is intended to or shall be construed to confer upon you any rights to employment or continued employment with Sycamore, or shall alter in any way the nature of your current “at will” employment status with Sycamore.

Please note that if within the first eighteen months following your relocation, you voluntarily terminate employment for any reason except for a Constructive Termination as defined in your Change of Control Agreement, or if your employment is terminated as a result of misconduct as described in Sycamore’s Business Code of Ethics, you will be required to repay to Sycamore, within thirty days of the termination of employment, 100% of all costs associated with your relocation paid by the Company.

This letter constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings related to such subject matter.

If you have any questions or concerns, please call me at 978-367-7313.

Sincerely,

Deborah A. Mulryan

Vice President, Human Resources

By signing below, I acknowledge my understanding of this agreement and accept its terms and conditions.

John Scully (date)